Exhibit 2.1

                            CONTRIBUTION AGREEMENT


     THIS CONTRIBUTION AGREEMENT ("this Agreement") made as of the 16th day of April, 1999, by and between Leonard Klorfine, an individual, Ridley Brook Associates, a Pennsylvania limited partnership, Greenacres Associates, a Pennsylvania limited partnership, all having an office at 105 Chesley Drive, Suite 203, Media, Pennsylvania 19063 (collectively, the "Contributors") and Home Properties of New York, L.P., a New York limited partnership ("Home Properties"), and Home Properties of New York, Inc., a Maryland Corporation ("HME"), both having their principal office at 850 Clinton Square, Rochester, New York 14604.

                             W I T N E S S E T H:

     This Agreement is made with reference to the following facts and objectives:

     (a) Each of the Contributors owns a 100% fee simple interest in one or more of four Pennsylvania apartment properties, one of which includes a 3,000 square foot commercial building (collectively, the "Portfolio") listed on
SCHEDULE 1 hereto.

     (b) The Portfolio comprises 825 dwelling units and the commercial building described above.

     (c) Upon the terms and conditions set forth in this Agreement, each of the Contributors desires to exchange, transfer and convey to Home Properties a 100% fee simple interest in the Property or Properties owned by such Contributor, together with the related Personal Property, Service Contracts and Trade Names (all as hereinafter defined), in exchange for limited partnership interests (the "OP Units") in Home Properties, cash and financing provided by the Contributors.

     (d) Upon the terms and conditions set forth in this Agreement, Home Properties desires to acquire the Portfolio.

     (e) It is expected that the exchange of the Portfolio for OP Units (but not the cash or debt portion of the Consideration) will qualify for Federal income tax purposes, as a tax free transfer, pursuant to Section 721 of the Code.

     (f) As used in this Agreement with initial capital letters, the following terms, in each instance, shall have the meaning ascribed thereto:

     "Code" shall mean and refer to the Internal Revenue Code of 1986, as amended;

     "Environmental Law" shall mean and refer to any Federal, state, county or municipal environmental, health, chemical use, safety or sanitation law, statute, ordinance or code relating to the protection of the environment, and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials, and the rules, regulations and orders promulgated and/or issued thereunder;

     "Hazardous Materials" shall mean and refer to any hazardous substances described or defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (ii) the Hazardous Materials Transportation Act, as amended; (iii) the Resource Conservation and Recovery Act, as amended; (iv) the Toxic Substances Control Act, as amended; and (v) any applicable Pennsylvania Environmental Laws and the regulations promulgated thereunder, in each case, as at the date of this Agreement;

     "HME" shall mean and refer to Home Properties of New York, Inc., a Maryland corporation (which operates as a self-administered, and self-managed, equity real estate investment trust);

     "HME Common Shares" shall mean and refer to the shares of common stock in HME, which are traded on the New York Stock Exchange;

     "Home Properties" shall mean and refer to Home Properties of New York, L.P., a New York limited partnership (in which HME is the sole general partner, and through which HME conducts its operational, management and investing activities);

     "Mortgage" shall mean and refer to the Mortgage to be given by Home Properties to secure the Note and to be in substantially the form attached hereto as EXHIBIT C;

     "Note" shall mean and refer to the Note given by Home Properties to the Contributors in partial payment of the Consideration as described in Section 2(b) and to be in substantially the form attached hereto as EXHIBIT B;

     "OP Units" shall mean and refer to limited partnership interests in Home Properties, which are, subject to restrictions, exchangeable, on a one-to-one basis, for HME Common Shares; and

     "Property" or "Properties" shall mean and refer to any one or more of the apartment projects and the commercial property comprising the Portfolio, as the context may require, including in the case of each Property: (i) the land occupied by such Property (the "Land"), as more particularly described on EXHIBIT A attached hereto, together with (a) all and singular the easements, rights-of-way, rights, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of the relevant Contributor in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land, including, without limitation, all right, title and interest of the relevant Contributor in and to (1) any award made after the date of this Agreement as a result of condemnation, or in lieu thereof, and (2) any unpaid award as at the date of this Agreement as a result of condemnation, or in lieu thereof; and (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (the "Improvements"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, mail boxes, sidewalks, maintenance buildings, swimming pools and other recreational facilities, security devices, signs and light fixtures.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contributors and Home Properties agree as follows:

     1.    CONTRIBUTION.

     (a) Upon and subject to the terms and conditions set forth in this Agreement, each of the Contributors agrees to transfer, exchange and contribute the Property or Properties owed by such Contributor to Home Properties and Home Properties agrees to acquire such Property or Properties from such Contributor.

     (b) The transfer, exchange, conveyance and acquisition of the Portfolio shall, in addition, include all of the right, title and interest of the Contributors in and to the following:

           (1) all furniture, furnishings, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by the Contributors, and used in connection with the Properties (in each instance, the "Personal Property"), including, without limitation, all ranges, refrigerators, disposals, dishwashers, water heaters, furnaces, air conditioning units and equipment, carpeting, traverse rods, drapes and other window treatments, exhaust fans, range hoods, screens, model unit furniture, tools, parts, motors, supplies, pool and other recreational equipment, cabinets, mirrors, shelving, computers and other office equipment, stationery and other office supplies, maintenance vehicles and accessories, normal levels of inventory, and all replacements of, and/or substitutions for, any of the foregoing;

           (2) all present and subsequent leases with tenants, and/or other occupancy agreements, (in each instance, the "Leases");

           (3) to the extent assignable, all service and maintenance contracts used or useful in connection with the Properties (in each instance, the "Service Contracts"), including, without limitation, natural gas purchase contracts, coin-operated laundry concession leases, and pending purchase orders, all of which are listed on SCHEDULE 2 attached hereto; and

           (4) all trademarks, service marks, logos, trade, assumed or business names and telephone numbers related to the use and operation of the Properties (in each instance, the "Trade Names"), except that the Contributors make no representation or warranty of title or usage with respect to such Trade Names.

     2.     CONSIDERATION.

     (a) The aggregate consideration (the "Consideration") payable by Home Properties for the Portfolio shall be Thirty-One Million Five Hundred Thousand and 00/100 Dollars ($31,500,000), subject to adjustments at Closing pursuant to
Section 16. The Consideration shall be allocated among the Properties in accordance with SCHEDULE 3 attached hereto.

      (b)  The Consideration shall be payable as follows:

           (i) $7,875,000 in cash at Closing by certified check or wire transfer at the direction of the Contributors;

           (ii) the issuance of 328,125 OP Units; and

           (iii) by the delivery of a Note in the amount of $15,750,000 to be secured by a Mortgage on the Properties and to be allocated among the Properties as described on Schedule 3.

       (c) The Mortgage shall be filed against and shall be a lien on each and all of the Properties constituting the Portfolio.

     3.    OP UNITS.

     (a) Distributions with respect to the OP Units will be identical in amount and timing to the dividends on HME Common Shares, except that the initial distribution payable with respect to the OP Units issued shall be made on the date on which HME shall pay the dividend to holders of HME Common Shares that relates to the earnings for the calendar quarter in which the OP Units were issued to the Contributors, and shall be prorated such that the Contributors will receive a pro-rata distribution for the period from the date on which the OP Units were issued to the Contributors to, and including, the last day of the calendar quarter in which the OP Units were so issued.

     (b) Subject to the terms of a Lock-Up Agreement, in the form of EXHIBIT D attached hereto, to be dated the Closing Date, and to the terms of the Second Amended and Restated Agreement of Limited Partnership of Home Properties, as amended (the "Operating Partnership Agreement"), the OP Units will be convertible into HME Common Shares, on a one-to-one basis, after the elapse of one (1) year from and after the Closing Date (the "Lock-Up Period"), during which the Contributors will be restricted from converting, or transferring, any of the OP Units.

     (c) From and after the expiration of the Lock-Up Period, the Contributors shall have all of the transfer, exchange and conversion rights with regard to the OP Units as are set forth in the Operating Partnership Agreement.

     (d) Within nine months of the Closing Date, HME agrees to file at its sole cost and expense, a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") registering the resale of the shares of common stock of HME into which the OP Units may be converted and to use reasonable commercial efforts to: (i) have the registration promptly declared effective by the SEC; and (ii) keep such Registration Statement current until all OP Units issued pursuant to this Agreement have been converted into shares of HME Common Shares and sold. In addition, within nine months of the Closing Date, HME agrees to file at its sole cost and expense a listing application with the New York Stock Exchange ("NYSE") listing on the NYSE the shares of common stock of HME into which the OP Units may be converted.

     4.    OBLIGATIONS AND COVENANTS OF THE CONTRIBUTORS.

       (a) From the date of this Agreement to the Closing Date, each of the Contributors, with respect to the Property or Properties owned by such Contributor shall:

            (1) Maintain, manage and operate the Property in substantially the same condition and manner as such Property is now maintained, managed and operated, and keep the Property, including, without limitation, the Improvements and Personal Property, in substantially the same good condition and repair as such Property is now maintained, ordinary wear and tear and damage by fire or other casualty excepted;

            (2) maintain in full force and effect the current level of insurance coverages regarding the Property;

            (3) Promptly deliver notice to Home Properties of, and, defend, at the Contributor's expense, all actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof;

            (4) Promptly deliver notice to Home Properties of any actual or threatened condemnation of the Property, or any portion thereof;

            (5)   Maintain all Licenses in full force and effect;

            (6) Timely make all payments, and observe and perform all obligations to be paid, observed or performed by the Contributor under all Service Contracts; and promptly notify Home Properties of any receipt or delivery of any notice (including any notice of default) thereunder;

            (7) Provide all services, repairs and other work required to be provided by the landlord under the Leases;

            (8) Reasonably cooperate with Home Properties (but without obligation to incur expenses in connection therewith) in connection with (i) the consummation of the transaction contemplated by this Agreement, and (ii) the preparation of the Closing documents and apportionments hereunder;

            (9) Promptly deliver to Home Properties a copy of any notice of required work from any company insuring the Property against casualty loss;

           (10) Promptly deliver to Home Properties a copy of any notice of any violation (or alleged violation) of any law, ordinance, order, requirement or regulation of any Federal, state, county, municipal or other governmental department, agency or authority relating to the Property; and

           (11) Promptly give written notice to Home Properties of the occurrence of any condition or event which materially and adversely affects the truth or accuracy of any representation or warranty made (or to be made) by the Partnership under or pursuant to this Agreement.

           (12) Complete the installation of smoke detectors in the bedrooms of the apartment units at the Glen Brook Apartments as required by the relevant municipality or provide Home Properties with a credit at Closing in the amount reasonably necessary to complete that installation.

     (b) From the date of this Agreement to the end of the Due Diligence Period, each Contributor, with respect to the Property or Properties owned by such Contributor, agrees that it will promptly, and in any event prior to the end of the Due Diligence Period, notify Home Properties in writing if it engages in any of the following listed activities. If this Agreement has not been terminated as permitted herein, from and after the Due Diligence Period to the Closing Date each Contributor, with respect to the Property or Properties owned by such Contributor, agrees that it shall not engage in any of the following listed activities without first receiving the written consent of Home Properties, which consent shall not be unreasonably withheld, conditioned or delayed:

           (1) Increase any wage or fringe benefit payable to any employee at the Property; except for annual, scheduled or customary increases

           (2) Remove from the Property any article of Personal Property, except as may be necessary for repairs, provided, however, that any such article removed for repairs shall be returned to the Property promptly upon its repair, and shall remain a part of the Personal Property, whether or not such article shall be located on the Property at the time of the Closing;

           (3) Discard any article of Personal Property, except for discarding of warn out or useless items, provided, however, that any such article so discarded shall be replaced with a new or replacement article of similar quality and utility prior to Closing;

           (4) Modify, amend, renew, extend, terminate or otherwise alter any of the Service Contracts, or enter into any new service or maintenance contract, equipment lease that will be binding on Home Properties or, except in the ordinary course of business, any purchase order affecting the Property, which shall extend beyond, or relate to any work or improvement which will not be completed and paid for prior to, the Closing Date;

           (5) Except in the ordinary course of business, terminate any Lease. Ordinary course of business shall be deemed to include, without limitation, non-renewals of problem tenants, commencement of summary ejectment proceeding where a tenant is more than ten (10) days delinquent in the payment of rent, cases of any Lease where the tenant is more than thirty (30) days delinquent in the payment of rent, or in which there has been a material violation of the obligations of tenant;

           (6) Except in the ordinary course of business, enter into any new Lease, or renew or extend any existing Lease, for a term in excess of twelve months, or at a monthly rental less than the relevant rental rate set forth in the rental schedule for the Property provided to Home Properties;

           (7) Modify or amend the present form of lease in use by the Contributor;

           (8) Enter into any new license giving the right to occupy space, franchise, concession or easement agreement affecting the Property;

           (9) Except in the ordinary course of business of the Partnership, apply any Security Deposits against rent delinquencies or other Lease defaults, other than in the case of tenants who have vacated their apartments, or are currently involved in litigation with the Contributor;

           (10) Sell or otherwise dispose of all or any part of the Property, or the Personal Property, except in the case of the sale or other disposition of items of Personal Property to be replaced hereunder; and

           (11) Initiate, consent to, approve or otherwise take any action with respect to the zoning, or any other governmental rule or regulation, presently applicable to all or any part of the Property.

     5. OBLIGATIONS AND COVENANTS OF HOME PROPERTIES AND HME. Home Properties and HME covenant and agree with the Contributors, both before and after Closing:

     (a) The Contributors may retain copies of any and all books and records pertaining to the Contributors and the operation of the Properties so that the Contributors may wind up the affairs of the previously conducted business.

     (b) At the Closing, Home Properties shall deliver to each Contributor good and marketable title to the OP Units allocated to such Contributor, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Contributor as a limited partner in Home Properties.

     (c) For a period of ten (10) years from and after the Closing Date, Home Properties shall not sell, exchange, transfer or otherwise dispose of the Property, or any replacement of the Property (in any event, a "Property Transfer"), unless such Property Transfer occurs in such manner as to be tax free to the relevant Contributor.

     (d) Future transactions involving HME, or Home Properties, including, without limitation, merger(s), sale(s) of assets or similar transactions, shall be structured in such manner as to (i) not result in an amendment to the definition of Conversion Factor as it is currently included in the Operating Partnership Agreement; (ii) prevent, in the context of such a transaction, a different per unit value being assigned to the OP Units issued to the Contributors than the value assigned per share to the then outstanding HME Common Shares; and (iii) for a period of ten (10) years from and after the Closing Date, not interfere with the tax deferred nature of the transaction contemplated by this Agreement with respect to the OP Units issued to the Contributors.

     (e) Home Properties shall utilize the "traditional" method" for making allocations under Section 704(c) of the Code with respect to the Properties.

     The obligations of Home Properties as set forth above in sub-paragraphs
(c), (d) and (e) of this Paragraph 5 shall be continuing obligations of Home Properties for the time periods, if any, as specified above and shall survive Closing and shall not be deemed to have merged into any document delivered at Closing.

     6.    REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.

     (a) Except as reasonable construction may require that the relevant representation and warranty is made by the Contributors collectively, or that the relevant representation and warranty is made by some of the Contributors and not others, or applies to some of the Properties and not others, each Contributor represents and warrants that each of the following is true, complete and accurate as of the date of this Agreement (and will be true, complete and accurate as of the Closing Date) with regard to such Contributor, and the Property or Properties, owned by such Contributor.

           (1) The Contributor owns legal and beneficial title to the Personal Property free and clear of all liens, charges and encumbrances.

           (2) The Contributor, to the extent not an individual, is a limited partnership, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, and has full power and authority to enter into, and to fully perform and comply with the terms of this Agreement and to own, lease and operate its properties and to carry on its business as it is now being conducted.

           (3) The execution and delivery of this Agreement, and its performance by the Contributor, will not conflict with, or result in the breach of, any contract, agreement, law, rule or regulation to which the Contributor is a party, or by which the Contributor is bound.

           (4) This Agreement is valid and enforceable against the Contributor in accordance with its terms, and each instrument to be executed by the Contributor pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against the Contributor in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors, rights generally.

           (5) No written notice has been received by the Contributor from any insurer with respect to any defect which affects the Property, or the use or operation thereof, which remains uncured or uncorrected.

           (6) There is no action, proceeding or investigation pending, or, to the best knowledge of the Contributor, threatened, against the Contributor, or the Property, by or before any court or governmental department, commission, board, agency or instrumentality, except as disclosed on Schedule 4.

           (7) All financial information about the Property heretofore or hereafter furnished by the Contributor to Home Properties is, and shall be, true, complete and correct in all material respects as of the date therein specified.

           (8) The Contributor has not (i) made a general assignment for the benefit of its creditors; (ii) admitted in writing an inability to pay debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet financial obligations as they mature.

           (9) There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or ecomposition of the Contributor, or the debts of the Contributor, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for the Contributor or the Property.

          (10) The summaries of Leases affecting the Property attached as EXHIBIT E to this Agreement (the "Rent Roll") are, in all material ways true, complete and accurate as at the date set forth therein.

          (11) True and complete copies of all Leases have been made available to Home Properties at the principal office of the Contributor.

          (12) Except as indicated on the Rent Roll, to the best knowledge of Contributor each Lease is in full force and effect.

          (13) Except as indicated on the Rent Roll, all rents are being paid and are current (within 15 days of their due date).

          (14) Except as indicated on the Rent Roll, no tenant has paid any rent for more than one month in advance.

          (15) Except as indicated on the Rent Roll, no tenant is entitled to any free rent, abatement of rent or similar concession.

          (16) As of the date of this Agreement, the security deposits paid by tenants under the Leases (collectively, the "Security Deposits") are as set forth in the Rent Roll.

          (17) No brokerage commission or other compensation is payable (or will, with the passage of time, or occurrence of any event, or both, be payable) with respect to any Lease.

          (18) Except for the Service Contracts listed on SCHEDULE 2 attached hereto, there are no Service Contracts pertaining to the Property.

          (19) True and complete copies of the Service Contracts have been made available to Home Properties at the principal office of the Contributor.

          (20) To best of knowledge of the Contributor, each of the Service Contracts is in full force and effect; none of the parties thereto is in default of any of its obligations thereunder; and no event has occurred that, with the giving of notice, or the passage of time, or both, would constitute a default thereunder.

          (21) Except for no more than five refrigerators, all of the ranges and refrigerators in the Property are the property of the Contributor and not of the tenants.

     (b) All of the representations and warranties of the Contributors, set forth in this Agreement shall be true and correct in all material respects at the date of this Agreement, shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all material respects as at the Closing Date.

     (c) All of the representations and warranties of the Contributors set forth in this Agreement shall survive the Closing for a period of twelve (12) months following closing, and shall not be deemed to have merged in any document delivered at the Closing. Any claim for any breach of any representation or warranty of the Contributors shall be brought, if at all, within twelve (12) months from the date of Closing or thereafter be forever barred except for any claim relating to an intentional and material misrepresentation or fraud, which claim shall not be subject to such time limit.

     (d) The Contributors agree to indemnify Home Properties, and hold harmless and defend Home Properties, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys, fees, arising as the result of a material breach of any of the representations and warranties of the Contributors, set forth in this Agreement.

     (e) Except as expressly provided in this Agreement, the Contributor has made no representations and/or warranties regarding the Properties, and, except as expressly set forth in this Agreement, Home Properties shall, at Closing, accept each Property in "AS IS" condition, with all faults, and without any other representations or warranties of any kind, whether as to merchantability, or fitness for a particular purpose, or otherwise.

     7.    REPRESENTATIONS AND WARRANTIES OF HOME PROPERTIES AND HME.

     (a) Home Properties and HME represent and warrant that each of the following is true, complete and accurate as of the date of this Agreement, and will be true, complete and accurate as of the Closing Date, and, as the context may require, thereafter:

           (1) Home Properties and HME are duly organized, validly existing and in good standing (under the laws of the State of New York and the State of Maryland, respectively), and each has all the requisite power and authority to enter into and carry out and perform this Agreement, according to its terms, and to own, lease and carry on its business as it is now being conducted.

           (2) Neither the execution and delivery of this Agreement, nor the performance of this Agreement by Home Properties, nor the execution, delivery and performance of all other agreements contemplated by this Agreement, nor the issuance and delivery of the OP Units by Home Properties, will conflict with, or result in any breach of, any contract, agreement, law, rule or regulation to which either HME or Home Properties is a party, or by which either HME or Home Properties is bound.

           (3) Subject to the approval of the Board of Directors of HME (the "Board"), which Home Properties agrees to use all good faith reasonable efforts to obtain within the Due Diligence Period, this Agreement has been duly authorized, executed and delivered, and constitutes a legal and binding obligation of Home Properties and HME, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors rights generally.

           (4) Subject to the approval of the Board, which Home Properties agrees to use all good faith reasonable efforts to obtain within the Due Diligence Period, each instrument to be executed and delivered by Home Properties and/or HME pursuant to this Agreement, or in connection herewith, will, when executed and delivered, be valid and enforceable against Home Properties and/or HME in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting creditors, rights generally.

           (5) To the best knowledge of Home Properties, there is no litigation, proceeding or investigation pending, or threatened, against or affecting Home Properties, or HME, that might affect the validity of this Agreement, or any action taken, or to be taken, by Home Properties, or HME, pursuant to this Agreement, or that might have a material adverse effect on the business of Home Properties.

           (6) At the Closing, Home Properties shall deliver to each Contributor ood and marketable title to the OP Units allocated to such Contributor, free and clear of all liens, charges, encumbrances and restrictions, except as contained in the Operating Partnership Agreement and the Lock-Up Agreement, and shall, by execution of the Amendment, admit each Contributor as a limited partner in Home Properties.

           (7) The Operating Partnership Agreement attached as EXHIBIT F, to this Agreement is true, complete and accurate as at the date of this Agreement.

           (8) All financial information heretofore or hereafter furnished by HME or Home Properties concerning such entities is, and shall be, true, complete and correct in all material respects as of the date therein specified. All of the information furnished and statements made by HME or Home Properties to the Contributor with respect to this Agreement, and in the periodic filings (as updated) by HME or Home Properties with the Securities and Exchange Commission, are true and correct in all material respects and do not misstate or fail to state any material fact.

           (9) HME or Home Properties has not (i) made a general assignment for the benefit of creditors; (ii) admitted in writing its inability to pay its debts as they mature; (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect; or (iv) become generally unable to meet its financial obligations as they mature.

           (10) There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of HME or Home Properties, or the debts of HME or Home Properties, under any law relating to bankruptcy, insolvency, reorganization or the relief of debtors, or seeking the appointment of a receiver, trustee, custodian or other similar official for HME or Home Properties.

           (11) Except: (i) as disclosed in writing to the Partnership; (ii) for liabilities and obligations incurred in the normal course of business of HME or Home Properties; and (iii) as otherwise disclosed in this Agreement or in periodic filings (as updated) by HME or Home Properties, HME and Home Properties have no material liability or obligation of any nature which is any way materially affects their financial statements, whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto).

     (b) All of the representations and warranties of Home Properties, and HME, set forth in this Agreement, including, without limitation, the following indemnity, shall survive the Closing, and shall not be deemed to have merged in any document delivered at the Closing.

     (c) Home Properties and HME agree to indemnify each Contributor, and hold harmless and defend each Contributor, from and against any and all losses, costs, claims, liabilities, taxes (including taxes on any indemnification amount), damages and expenses, including, without limitation, reasonable attorneys' fees, arising as the result of a breach of any of the obligations, covenants, representations and/or warranties of Home Properties and/or HME set forth in this Agreement.

     8.    CONDITIONS TO THE OBLIGATIONS OF HOME PROPERTIES.

     (a) Without limiting any of the rights of Home Properties elsewhere set forth in this Agreement, it is agreed that the obligations of Home Properties under this Agreement shall be subject to the satisfaction of the conditions set forth following ("Home Properties' Conditions"):

     (1) All of the representations and warranties of the Contributors set forth in this Agreement shall be true, accurate and correct in all material respects as of the Closing Date (as if made on the Closing Date), except as otherwise disclosed to or discovered by Home Properties on or prior to the expiration of the Due Diligence Period.

     (2) Prior to the expiration of the Due Diligence Period, the Board shall have approved the acquisition of the Portfolio by Home Properties on the terms and conditions set forth in this Agreement.

     (3) On or before the Closing Date, all of the management agreements pertaining to the Properties shall have been terminated (effective as at the completion of the Closing on the Closing Date), without cost or expense to Home Properties.

     (4) The Contributors shall have obtained from the relevant municipalities any Certificates of Occupancy or similar proof of right to occupy the Properties as may be required as a matter of law to be delivered by the seller of real property as a condition to transfer of title to the Properties by those municipalities and shall have paid all costs, fees, charges and expenses in connection therewith.

     (5) The Contributors shall have delivered to Home Properties all of the documents and other items required to be delivered by the Contributors to Home Properties under the terms of this Agreement.

     (6) The Contributors shall have fulfilled such other conditions to Closing as are set forth in this Agreement, including, without limitation, the performance by each Contributor of the obligations and covenants of such Contributor set forth in this Agreement.

     (b) Each of Home Properties' Conditions is for the benefit of Home Properties, and, accordingly, except for the condition specified in sub-paragraph (a)(2) above, any such condition may be waived by Home Properties at any time.

     (c) If any Home Properties' Conditions shall not have been satisfied or (except for the condition specified in sub-paragraph (a)(2) above) waived by Home Properties, Home Properties shall have the right to terminate this Agreement by written notice to the Contributors, in which event the Earnest Money Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, except for the indemnity provisions of Section 10 below, and subject to the provisions of Section 20 of this Agreement.

     9.    CONDITIONS TO THE OBLIGATIONS OF THE CONTRIBUTORS.

     (a) Without limiting any of the rights of the Contributors elsewhere set forth in this Agreement, it is agreed that the obligations of the Contributors under this Agreement shall be subject to the satisfaction of the conditions set forth following (the "Contributors' Conditions"):

     (1) All of the representations and warranties of Home Properties, and HME, set forth in this Agreement shall be true, accurate and correct as of the Closing Date (as if made on the Closing Date).

     (2)   Prior to the expiration of the Due Diligence
Period, the Board shall have approved the acquisition of the Portfolio by Home Properties on the terms and conditions set forth in this Agreement

     (3) Home Properties shall have delivered to the Contributors all of the documents and other items required to be delivered by Home Properties under the terms of this Agreement.

     (4) Home Properties shall have fulfilled such other conditions to Closing as are set forth in this Agreement.

     (b) Each of the Contributors' Conditions is for the benefit of the Contributors, and, accordingly, any such condition may be waived by the Contributors at any time.

     (c) If any of the Contributors' Conditions shall not have been satisfied or waived by the Contributors, the Contributors shall have the right to terminate this Agreement by written notice to Home Properties, in which event the Earnest Money Deposit shall be returned to Home Properties, and this Agreement shall, thereafter, be deemed to be null, void and of no further force or effect, and neither party shall have any further rights or obligations under this Agreement, except for the indemnity provisions of Section 10 below, and subject to the provisions of Section 20 of this Agreement.

     10. INSPECTION PERIOD. Subject to the rights of existing tenants at the Properties, Home Properties shall have a period of forty-five (45) days from and after the date of this Agreement (the "Due Diligence Period") within which to examine title to the Properties and to cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice
(i) to inspect any document related to any Properties, including, without limitation, all Leases and related documents, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, Service Contracts, real estate tax receipts and annual and monthly operating statements; and (ii) to inspect, examine, survey, appraise and obtain engineering inspection and environmental reports with respect to the Properties, and otherwise to do all that, which, in the opinion of HME, is necessary to determine the condition and value of the Properties for the uses intended by Home Properties, provided, however, that Home Properties shall not conduct any environmental study of any Property beyond a Phase 1 level without the consent of the relevant Contributor, which consent shall not be unreasonably withheld. Home Properties shall conduct itself and its examinations in a manner to minimize disruption to the staff and tenants of the Contributors and Properties. Home Properties acknowledges that the Contributors have advised it of the prior ground settlement condition at the Arbor Crossing property, which has been remediated. The Contributors shall provide Home Properties with a copy of the engineer's report on this matter, which Home Properties shall have the right to review during the Due Diligence Period. If Home Properties is not satisfied with the condition or remediation, it may terminate this Agreement as hereinafter provided. Home Properties may declare the Due Diligence Period ended at any earlier time provided that the approval of the Board has been previously obtained. Home Properties must be satisfied in all respects (in the sole and absolute discretion of Home Properties) with the results of all reviews, inspections and investigations conducted by, or under, Home Properties during the Due Diligence Period. If Home Properties shall not be so satisfied, Home Properties may, within the Due Diligence Period, terminate this Agreement, in which event Home Properties shall have no obligation or liability under this Agreement, or with regard to the Contributors or the Properties, and Home Properties shall be entitled to the immediate return of the Earnest Money Deposit, and this Agreement shall, thereafter, be null, void and of no further force or effect. If not so terminated by Home Properties, this Agreement shall continue in full force and effect according to its terms and Home Properties shall be deemed to have approved the state of title (subject, however, to paragraph 12(b) below) and physical and financial condition of the Properties (including without limitation, environmental condition) in all respects as of the date of expiration of the Due Diligence Period. Home Properties shall be responsible for payment of all of the costs of its due diligence activities, including, without limitation, all engineering and environmental reports, and all financial and Lease audits. Home Properties and HME shall indemnify and hold the Contributors harmless from and against any and all loss, claims, damage and expense arising out of entry by Home Properties and its agents onto the Properties and any testing performed thereon. Home Properties and HME shall repair any damage which they may cause as a result of any such entry and testing. Such indemnity shall survive any termination of this Agreement, notwithstanding any provision to the contrary. Home Properties and HME shall cause their entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to tenants at the Properties.

     11. COOPERATION. At all times during the term and pendency of this Agreement, the Contributors will cooperate fully with Home Properties (but with no obligation to incur cost or expense in connection therewith) in all reasonable manner in providing the following to the extent that they are in the Contributors' possession or reasonably available to the Contributors: books, records and other documentation for review, including, without limitation, all Leases and related documents, working drawings, plans and specifications, surveys, appraisals, engineer's reports, environmental reports, insurance policies, Service Contracts, real estate tax receipts, copies of tax returns filed by the Contributors (excluding personal tax returns of Leonard Klorfine), and annual and monthly operating statements relating to the Properties. The Contributors will provide access by the representatives of Home Properties to all financial and other information relating to the Properties as is available to Contributors.

     12.   TITLE.

     (a) At Closing, each Contributor will transfer and convey to Home Properties title to the Property or Properties owned by such Contributor in the same state as exists at the end of the Due Diligence Period.

     (b) Notwithstanding anything to the contrary contained herein, the Contributors shall be obligated to remove (or to cause the title company to affirmatively insure over) at the expense of the Contributors (a) any mortgages or deeds of trust to secure debt regarding any financing obtained by any Contributor; (b) any mechanic's or materialman's lien for work done on any of the Properties on behalf of the Contributors; and (c) any other monetary lien against any of the Properties.

     13. CLOSING DATE. If this Agreement shall not have been terminated by Home Properties, or the Contributors, for any of the reasons set forth in this Agreement, and within the time(s) herein limited, the closing of the transaction contemplated by this Agreement (the "Closing") shall occur within sixty (60) days after the date of this Agreement (any such day upon which the
Closing occurs being herein referred to as the "Closing Date").   The Closing
shall be held at the Contributors' office, at such time, or at such other place, as may be mutually agreed upon by the parties.

     14.    CLOSING DOCUMENTS.

     (a) At or prior to the Closing, each Contributor, with respect to the Property or Properties owned by such Contributor shall deliver to Home Properties the following, each of which shall be in form and substance satisfactory to Home Properties:

          (1) a special warranty deed (the "Deed"), conveying to Home Properties title to the Property in the same state as exists at the end of the Due Diligence Period, which Deed shall be in recordable form, duly executed and acknowledged by the relevant Contributor;

          (2) an assignment of all of the Contributor's right, title and interest in and to the Leases and Security Deposits, together with an indemnity by the Contributor in favor of Home Properties from and against any and all claims, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees) arising or accruing under any of the Leases prior to the Closing Date, and with similar indemnity of Home Properties in favor of the Contributor with respect to matters arising after the Closing Date;

           (3) an assignment of all of the Contributor's right, title and interest in and to the Service Contracts, together with an indemnity by the Contributor, in favor of Home Properties, from and against any and all claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees) arising or accruing under any of the Service Contracts assigned prior to the Closing Date, and with a similar indemnity of Home Properties, in favor of the Contributor, with respect to matters arising after the Closing Date;

           (4) a bill of sale conveying and transferring to the Home Properties all right, title and interest of the Contributor in and to all of the Personal Property, which bill of sale shall contain a warranty that such property is free and clear of all liens, charges, encumbrances, security interests and adverse claims other than the Permitted Exceptions;

           (5) the Affidavit of the Contributor, stating, under penalty of perjury, the United States taxpayer identification number of the Contributor, and that the Contributor is not a foreign person within the meaning of Section 1445 of the Code;

           (6) any and all affidavits, certificates or other documents reasonably and customarily required by the title company in order to cause it to issue the title policy regarding the Property in the form and condition required by this Agreement;

           (7) an update of the Rent Roll pertaining to the Property (including a listing of all delinquent and prepaid rents, and all security deposits, dated as of or as close as reasonably practicable to the Closing
Date), and represented and certified by the Contributor to be true, accurate, complete and correct in all material respects;

           (8) all keys to the Property in the possession of the Contributor, which shall be remain at the rental office and need not be brought to closing;

           (9) the "as-built" plans and specifications for the Property, if in the Contributor's possession;

           (10) a quit claim assignment to Home Properties of any contractors' or subcontractors' guarantees or warranties relating to the Improvements or Personal Property;

           (11) a certified copy of the Certificate of Limited Partnership of any of the Contributors that is a partnership, and such other evidence of their power and authority as the title company may reasonably request;

           (12) a letter addressed to all of the tenants in the Property advising them of the change of ownership of the Property, and the transfer of the Security Deposits, and directing that rentals or other payments thereafter be paid to a payee designated by Home Properties, the form of the letter to be approved by Home Properties;

           (13) such existing maintenance records in regard to the Property and in the Contributor's possession which Home Properties may request not later than five (5) days prior to the Closing Date (which shall be delivered at the Property);

           (14) the currently effective Licenses regarding the Property, or other reasonably acceptable evidence of the right to use and occupy the Property that are in the Contributor's possession;

           (15)  a signed counterpart of the Lock-Up Agreement;

           (16) a signed counterpart of the Amendment to the Operating Partnership Agreement admitting the Contributors as limited partners of Home Properties (the "Amendment");

           (17) such additional documentation as Home Properties, or the title company, may reasonably deem necessary in order to effectuate the transaction contemplated by this Agreement.

     (b) At the Closing, Home Properties shall deliver to each Contributor the following, each of which shall be in form and substance satisfactory to such Contributor:

            (1) proof of the issuance of the OP Units allocated to the Contributor (by and through the execution and delivery of the Amendment, which shall evidence and reflect the ownership of the OP Units by such Contributor);

            (2)  a receipt for the Security Deposits;

            (3) a certificate of the Secretary of HME certifying that the Board of Directors of HME have duly adopted resolutions authorizing the transaction contemplated by this Agreement, and the execution of all of the Closing documents to be executed and delivered by Home Properties pursuant to this Agreement;

            (4) a sworn statement on behalf of HME certifying that the person signing documents in connection with the transaction contemplated by this Agreement on behalf of Home Properties is authorized to do so;

            (5)  a signed counterpart of the Amendment;

            (6) a mortgage title insurance policy or policies in the aggregate amount of $15,750,000 insuring that the Mortgage is a valid first lien against the Properties;

            (7) a duly executed original of the Note (only one original to be delivered to the Contributors);

            (8) six (6) executed original counterparts of the Mortgage in recordable form;

            (9) UCC-1 financing statements evidencing the Contributors' security interest in the Personal Property, as reasonably required by Contributors;

           (10)  signed counterparts of all other documents listed in
Section 14(a) equired to be signed by Home Properties;

           (11)  a certified copy of the Operating Partnership
Agreement;

           (12) on behalf of HME, a certificate of good standing from each of the Secretary of State of Maryland and the Secretary of State of New York;

           (13) a certificate of good standing from the Secretary of State of New York for Home Properties; and

           (14) such additional documentation as the Contributor or the title company may reasonably deem necessary to effectuate the transaction set forth in this Agreement.

     15.   ADJUSTMENTS.

     (a) As to each Property, the following items shall be adjusted between the relevant Contributor and Home Properties as of the date of the Closing Date (it being understood that Home Properties shall have the benefit of monies received and expenses incurred on the date of Closing) and shall be paid in cash at Closing:

     (1)   real estate and personal property taxes,

     (2) rents under the Leases for the relevant month, as and when collected and as described in subparagraph (b) below;

     (3)   coin operated laundry concession income;

     (4) charges for water, sewer, electricity, fuel, gas, telephone and other utilities, which are not metered or otherwise charged directly to tenants under the Leases; provided that if the consumption of any such utilities is measured by meters, at Closing the Contributor shall furnish a current reading of each meter, and provided, further, that if there is not a meter, or if the meter(s) cannot be read by the relevant utility prior to the Closing, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued, and shall be further adjusted when the bills for the period including the Closing Date are issued;

     (5) amounts paid or payable under the Service Contracts to be assigned to and assumed by Home Properties;

     (6)  fees paid for assignable current Licenses;

     (7)  the full amount of Security Deposits then held under the Leases;

     (8) any special assessment for public improvements or otherwise which is or may become payable with respect to the Property in annual installments; and

     (9) such other amounts as are customarily adjusted between parties to similar transactions in the local jurisdiction.

     (b) Rents which are due and payable to the Contributors by any tenant but uncollected as of the Closing Date shall not be adjusted at the Closing. All rents collected by Home Properties after the Closing Date shall be applied first to any due but unpaid rentals accruing subsequent to the Closing Date, and then to any rents past due for the calendar month in which the Closing Date occurs (subject to adjustment), and then to any rents due and unpaid prior to the Closing Date. All rent collected after Closing for any period prior to the Closing shall belong to the relevant Contributor, and if paid to Home Properties, Home Properties shall promptly send such rent to the relevant Contributor, less all reasonable expenses incurred by Home Properties, if any, in regard to the collection thereof. At the Closing, each Contributor shall deliver to Home Properties a schedule of all such past due, but uncollected rents owed by tenants. The Contributors shall retain the right to proceed against the relevant tenants for such uncollected rents in their own name and to enforce the terms of the related Lease. All rents collected by any Contributor, prior to Closing, for rental period(s) subsequent to the Closing shall be paid by that Contributor to Home Properties at the Closing or deducted as an adjustment at Closing. All rents collected by Home Properties or a Contributor for rental periods after the Closing shall belong to Home Properties, and if paid to a Contributor, that Contributor shall promptly send such rent to Home Properties.

     Notwithstanding the above, in the event that rents which are due and payable to the Contributors by the tenants but uncollected as of the Closing Date are less than $5,000 in the aggregate, then such rents shall be adjusted at Closing and Home Properties shall have the right to any and all rents subsequently collected from such tenants.

     (c) Any adjustment estimated at the Closing shall be finally adjusted as soon as practicable after the Closing. Any error in the calculation of apportionments shall be corrected subsequent to the Closing with appropriate credits to be given based upon corrected adjustments; provided, however, that all adjustments (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of ninety (90) days after the Closing Date.

     (d) In lieu of the Contributors delivering Security Deposit accounts, there shall be, at each Contributor's election, an adjustment at Closing of an amount equal to the aggregate amount of the Security Deposits shown on the updated Rent Roll provided by the Contributors.

     (e) The Contributors shall be responsible for, and shall make arrangements for payment of, all amounts due to the Closing Date for employees, salaries, accrued vacation pay, withholding and payroll taxes, and other benefits, and any management fee affecting the Properties. Home Properties shall be responsible for all such expenses commencing upon the Closing Date.

     (f) Home Properties shall give the Contributors a credit at Closing in the amount of $5,060 for 11 new air conditioning units.

     16. CLOSING COSTS. Home Properties shall pay its attorneys' fees, the costs for obtaining binders or commitments from a title insurance company, the premium for the title insurance policies, the costs of updating any surveys, the costs of any environmental surveys and studies, one-half of any state and local transfer tax and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The Contributors shall pay the costs of their attorneys' fees, one-half of any state and local transfer tax, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

     17.   CONDEMNATION AND DESTRUCTION.

     (a) If, during the Due Diligence Period, any Property, or any part of any Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Contributors shall promptly, but in any event prior to the end of the Due Diligence Period, notify Home Properties of such fact. If, after the end of the Due Diligence Period and prior to the Closing Date, all or any material part of any Property, is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Contributors shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be set forth in a notice from Home Properties to the Contributors given not later than the earlier of five (5) business days after receipt of the notice from the Contributors or Closing):

     (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties (except for the indemnity provisions of Section 10 above); or

     (ii) to accept title to the Property (other than the portion so taken), without abatement of the Consideration, in which event the Contributors shall assign and turn over to Home Properties at the Closing, and Home Properties shall be entitled to receive and keep, all amounts awarded, or to be awarded, as the result of the taking.

     (b) If, during the Due Diligence Period, all or any part of any Property is damaged or destroyed by fire or other casualty, the Contributors shall notify Home Properties of such fact. If, after the end of the Due Diligence Period and prior to the Closing Date, all or any material part of any Property is damaged or destroyed by fire or other casualty, the Contributors shall notify Home Properties of such fact, and Home Properties shall have the option (which option shall be set forth in a notice from Home Properties to the Contributors given not later than the earlier of five (5) business days after receipt of the notice from the Contributors or Closing):

     (i) to terminate this Agreement, in which event, the Earnest Money Deposit shall be returned to Home Properties, and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties (except for the indemnify provisions of Section 10 above); or

     (ii) to accept title to the relevant Property without abatement of the Consideration, in which event the Contributors shall assign to Home Properties, at the Closing, all of the right, title and interest of the Contributors in and to the insurance proceeds awarded or to be awarded to the Contributors as the result of such damage or destruction.

     (c) In the event there is damage to or destruction of an immaterial part of any Property by fire or other casualty Home Properties shall accept title to the Property without abatement of the Consideration and the Contributors shall assign to Home Properties, at the Closing, all of the right, title and interest of the Contributors in and to the insurance proceeds awarded or to be awarded to the Contributors as the result of such damage or destruction.

     (d) An "immaterial" part of any Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be $500,000, or less, and a "material" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than $500,000.

     18. BROKER'S COMMISSION. The Contributors and Home Properties each represent to the other than the transaction described in this Agreement was not brought about or assisted in any way by any broker, firm or salesman, or other person or persons acting or functioning as, or in a role similar to a broker (any such broker, firm or salesman, or other person, is herein referred to as a "Broker"), except Diversified Realty Group of North America, to whom, pursuant to separate agreement, Home Properties shall pay a real estate brokerage commission upon and in conjunction with the Closing of the transaction under this Agreement.

     19. EARNEST MONEY. Concurrently with the execution of this Agreement by both Home Properties and the Contributors, Home Properties will deposit $250,000 in cash (the "Earnest Money Deposit") with Commonwealth Land Title Insurance Company, Philadelphia, Pennsylvania (the "Escrow Agent"), to be held in an interest bearing account, at an insured institution acceptable to Home Properties pursuant to the terms of an Escrow Agreement in the form of EXHIBIT G attached hereto. At Closing, the Earnest Money Deposit, shall be applied to the Consideration payable for the Portfolio. If this Agreement shall not have been properly terminated by Home Properties pursuant to the provisions of this Agreement, the Earnest Money Deposit shall be refundable to Home Properties in the event only that a Contributor defaults, or is unable to close for any reason. In the event Home Properties does not close for any reason other than as a result of the permitted termination of this Agreement by Home Properties, or the default of a Contributor, or the inability of a Contributor to close, the Earnest Money Deposit, shall be paid to the Contributors. As used anywhere in this Agreement, the term "Earnest Money Deposit" includes all earnings thereon, if any.

     20.   DEFAULTS AND REMEDIES.

     (a) If the Contributors fail or refuse to perform in accordance with the terms of this Agreement, including, without limitation, the failure or refusal to perform any covenant or obligation on the part of the Contributors to perform, prior to the Closing, or if any of the representations, warranties and covenants of the Contributors contained in this Agreement shall not be true, complete and correct at Closing in any material respect (except as otherwise disclosed to or discovered by Home Properties prior to the expiration of the Due Diligence Period), Home Properties may terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Home Properties, and Home Properties shall, in addition, be entitled to reimbursement by the Contributors of the actual out-of-pocket due diligence costs incurred by Home Properties in connection with proposed acquisition of the Portfolio, up to the sum of $50,000 (after the payment of which, this Agreement shall be deemed null, void, and of no further force or effect between the parties, except for the indemnity provisions of paragraph 10 above).

     (b) If Home Properties fails or refuses to perform in accordance with the terms of this Agreement or if any of the representations, warranties and covenants by Home Properties contained in this Agreement shall not be true, complete and correct at Closing in any material respect, the Earnest Money Deposit shall be forfeited to the Contributors as liquidated damages (which shall be the sole and exclusive remedy of the Contributors against Home Properties), at which time this Agreement shall be deemed to be null, void and of no further force or effect between the parties. In that regard, the Contributors acknowledge and agree that (i) the Earnest Money Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by the Contributors as a result of having subjected the Portfolio to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by the Contributors as a result of such failure of Home Properties to close under this Agreement would be extremely difficult and impractical to determine; (iii) Home Properties seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Home Properties under this Agreement; and
(iv) the Earnest Money Deposit shall be and constitute valid liquidated damages. The foregoing limitation shall apply only in the event that Home Properties does not close the transaction contemplated by this Agreement, and such limitation shall not apply in the event that Home Properties closes and thereafter Home Properties or HME breaches one of its obligations hereunder after Closing. Home Properties' indemnification of the Contributors as provided in Paragraph 10 of this Agreement shall be in addition to the liquidated damages represented by the Earnest Money Deposit.

     21.   OTHER PROHIBITED ACTIVITIES.

     (a) During the term and pendency of this Agreement, the Contributors will cease to market the Portfolio, or any Property, and, in that regard, the Contributors will refrain from soliciting or accepting any offer from any third party, or, engaging in any discussion with any third party concerning the sale, refinancing or recapitalization of the Portfolio, or any Property.

     (b) Both Home Properties and the Contributors agree to keep this Agreement confidential, and not to disclose its contents to anyone except their respective lenders, legal counsel and accountants, and except that HME may make such public announcement regarding the transaction contemplated by this Agreement, as may, in its judgment, be required by, or appropriate under, applicable securities laws.

     22. RISK OF LOSS. Until the Closing, the risk of loss or damage to all or any part of any Properties, from fire or other casualty, or from condemnation, shall be borne by the Contributors, subject to the terms of this Agreement.

     23.   NOTICES.

     (a) All notices, demands, or requests made and/or given pursuant to, under, or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made and/or given, by postage prepaid, certified or registered mail, return receipt requested, by nationally recognized courier service (charges prepaid and return receipt requested) or by telecopy with confirmation of receipt, as follows:

     (I)   if to the Contributors:

           c/o Leonard Klorfine and Associates
           105 Chesley Drive, Suite 203
           Media, Pennsylvania  19063
           Telecopier No.: (610) 891-9530

           With copy to:

           Blank, Rome, Comisky & McCauley
           One Logan Square
           Philadelphia, PA 19103
           Attn: Michael Harris, Esq.
           Telecopier No.: (215) 832-5315

           and

     (ii)  if to Home Properties:

           c/o Home Properties of New York, Inc.
           850 Clinton Square
           Rochester, New York 14604
           Attention:   Norman P. Leenhouts, Chairman and
                        Ann M. McCormick
           Telecopier No.: (716) 546-5433

     (b) Any such notice, demand or request shall be deemed to have been rendered or given when received or if rejected on the date so rejected.

     24. ASSIGNMENT. Neither this Agreement nor any interest hereunder shall be assigned or transferred by any Contributor or by Home Properties.

     25. GOVERNING LAW. The corporate laws of the State of Maryland will govern all questions concerning the relative rights and obligations of the parties with respect to any HME Common Shares acquired or acquirable by the holders of OP Units on account of their OP Units. Except as limited by the Operating Partnership Agreement, the laws of the State of New York will govern all other questions concerning the relative rights and obligations of the holders of OP Units as limited partners in Home Properties, or otherwise with respect to the OP Units. This Agreement shall, otherwise, be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly within the Commonwealth of Pennsylvania .

     26. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the various documents referred to herein contains, or incorporates, all of the terms agreed upon between the parties with respect to the subject matter, and supersedes any and all prior written or oral understandings. This Agreement may not be modified or amended except in, and by, a written instrument executed by the parties hereto.

     27. WAIVER. No waiver by either party of any failure or refusal of the other party to comply with any of the obligations of such party hereunder shall be deemed a waiver of any other or subsequent failure or refusal so to comply.

     28. ARTICLE HEADINGS. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, and are not part of this Agreement, and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

     29. CONDITION OF APARTMENTS. The Contributors will use commercially reasonable efforts, in accordance with its existing business practices, to ensure that at the time of the Closing the vacant apartment units are in rentable condition in accordance with this Section 29. The parties recognize that tenants at the Properties move out at various times and that it may not be possible for all units to be fully prepared at the time of Closing. Accordingly, each Contributor with respect to the Property or Properties owned by it shall be fully responsible for insuring that all units that have been vacated 30 or more days prior to Closing shall be in full rentable condition, (subject to damage caused by fire or other casualty) in accordance with the condition apartment units of Contributors have been at the commencement date of tenancies in the normal course of business. In the event that any apartment unit vacant 30 or more days prior to Closing is not in such rentable condition, Home Properties shall receive a closing credit equal to the amount reasonably necessary to bring that unit to such rentable condition based on such standard typical for the Property. For units vacated within 30 days prior to Closing, the Contributors will continue to use commercially reasonable efforts, in accordance with their existing business practices, to prepare such units for subsequent tenancy, however, if any such units are not in full rentable condition at the time of Closing there shall be no credit given to Home Properties.

     30.   MISCELLANEOUS.

     (a) The Contributors acknowledge that audited financial statements pertaining to the Properties for a minimum of one, and a maximum of three, prior calendar year(s) of operation, and the portion of the calendar year in which the Closing occurs, up to the Closing Date, are required to be filed by Home Properties with the Securities and Exchange Commission after the Closing. Accordingly, the Contributors agree to provide Home Properties, and its representatives, with access to the books and records of the Contributors pertaining to the Properties after the Closing, upon reasonable advance notice, in order to conduct the required audit, at the expense of Home Properties. After the Closing, each of the Contributors will provide, or cause to be provided, a signed Representation Letter, substantially in the form of EXHIBIT H attached hereto, with respect to the Property or Properties owned by that Contributor.

     (b) Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement, or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

     (c) Within one hundred twenty (120) days of the Closing Date each of the Contributors shall also provide Home Properties with a schedule showing: (i) the net book value of the Property or Properties and the Personal Property owned by that Contributor as of the Closing Date.

     (d) This Agreement may be executed in counterparts and by facsimile signatures.

     IN WITNESS WHEREOF, the Partnership and Home Properties have executed this Agreement as at the day and year first above written.

                                 /s/ Leonard Klorfine
                                 Leonard Klorfine

                                 GREENACRES ASSOCIATES


                                 /s/ Leonard Klorfine
                                 By: Leonard Klorfine,
                                 General Partner


                                 RIDLEY BROOK ASSOCIATES


                                 /s/ Leonard Klorfine
                                 By: Leonard Klorfine,
                                 General Partner

                      HOME PROPERTIES OF NEW YORK, L.P.
                      By:  Home Properties of New York, Inc.
                           General Partner


                      By: _/s/ Norman Leenhouts


                      Date: 4/16/99

                      HOME PROPERTIES OF NEW YORK, INC.


                      By:  /s/ Norman Leenhouts


                      Date: 4/16/99

                         LIST OF

                  SCHEDULES AND EXHIBITS


SCHEDULES

Schedule 1 -    Description of Portfolio

Schedule 2 -    Schedule of Services Contracts

Schedule 3 -    Allocation of Consideration

Schedule 4 -    Schedule of Litigation

EXHIBITS

Exhibit A  -    Description of the Land

Exhibit B  -    Form of Note

Exhibit C  -    Form of Mortgage

Exhibit D  -    Lock-Up Agreement

Exhibit E  -    Rent Rolls

Exhibit F  -    Operating Partnership Agreement

Exhibit G  -    Escrow Agreement - Earnest Money Deposit

Exhibit H  -    Representation Letter


The Registrant will furnish supplementally a copy of any ommitted schedule or exhibit to the Commission upon request.